[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Affiliated Broker Dealers
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE VARIABLE PRODUCT SERIES FUND, INC. - HIGH YIELD PORTFOLIO

10f-3 TRANSACTIONS FOR THE PERIOD JULY 1, 2000 THROUGH DECEMBER 31, 2000
                                                    Principal ATotal Princip% of Issue
                          Date     Principal $      Purchased bAmount IssuedPurchased                Principal Held
Security **               PurchasedPurchasedPrice   Fund Group (000)        By Group  Broker(s)      12/31/00
Insight Midwest/Cap       11/01/00  $  300,0$98.495  $   7,850, $        5001.57%     Goldman Sachs  0

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the purchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.